                                                                   EXHIBIT 99a
_____________________________________________________________________________

PACIFICORP                                                        NEWS RELEASE
_____________________________________________________________________________

FOR FURTHER INFORMATION CONTACT:

Scott Hibbs:  (503) 813-7222

October 23, 1998

PACIFICORP REPORTS THIRD QUARTER 1998 FINANCIAL
RESULTS

      PORTLAND, Oregon - PacifiCorp (NYSE: PPW) today reported third quarter 1998 losses on common stock of $92 million, or $0.31 per share. These losses include $151 million, or $0.51 per share, relating to unregulated energy businesses that the Company has decided to exit.

      Excluding losses relating to unregulated energy businesses, third quarter 1998 earnings on common stock were $59 million, or $0.20 per share, compared to $68 million, or $0.23 per share, reported in 1997. Third quarter 1997 results included a loss of $65 million, or $0.22 per share, associated with closing foreign exchange positions relating to the Company's offer for The Energy Group.

      The earnings contribution from the Company's Domestic Electric Operations totaled $50 million in the third quarter of 1998, compared to $88 million in 1997. Operating income declined in the quarter primarily due to lower wholesale margins in the West and less favorable hydroelectric conditions.

      Earnings from the Company's Australian Electric Operations were
$7 million in the third quarter of 1998, compared to $16 million in the same quarter last year. Earnings declined primarily as a result of lower sales margins and increased administrative and general expenses. In addition earnings were reduced by $2 million as the result of unfavorable fluctuations in the currency exchange rate.

      PacifiCorp expects that its fourth quarter 1998 earnings will be approximately $0.20 per share and that its full year 1999 earnings will be approximately $1.20 per share. The Company's estimate of its fourth quarter earnings includes increased accrual levels primarily for system and plant maintenance and customer service costs.

      The Company's estimates do not include the impact of charges expected in the fourth quarter of 1998 associated with cost reduction efforts or the impact of share repurchase activity under programs announced today by the company. The earnings estimates also do not include the financial impact of a general rate case in Utah.

      The Company has decided to exit the unregulated energy trading business and dispose of TPC Corporation and the eastern U.S. electricity trading business of PacifiCorp Power

Marketing. As a result the unregulated energy trading segment has been reported as discontinued operations. Discontinued operations reported losses of $122 million in the quarter as compared to income of $28 million in the third quarter of 1997. Third quarter 1998 results include $119 million, or $0.40 per share, related to the loss anticipated to exit the unregulated energy trading business and $3 million, or $0.01 per share, related to normal operations. Third quarter 1997 results also included income of $27 million, or $0.09 per share, from the Company's telecommunications operations that were sold in December of 1997.

      The Company has decided to dispose of the majority of its other unregulated energy development businesses and its 19.9% investment in the Hazelwood Power Station. The Company has evaluated the unregulated energy development businesses and recorded an impairment of $32 million.

      The Utah Division of Public Utilities (DPU) has filed testimony proposing adjustments as part of the Company's general rate case that, if ultimately accepted by the Utah Public Service Commission (PSC), could result in a $57.5 million annual reduction in customer prices. Other intervening parties have proposed similar types of adjustments that could result in an even larger reduction of customer prices. Hearings for the case are currently in process and a final order is expected from the PSC by the end of the year.

      Any required adjustments to customer prices would most likely be retroactive to February 1997, which is the date that the DPU and the Committee of Consumer Services in Utah filed a joint petition with the PSC requesting a general rate case.

                     THIRD QUARTER 1998 EARNINGS ANALYSIS

DOMESTIC ELECTRIC OPERATIONS

EARNINGS CONTRIBUTION
Domestic Electric Operations earnings contribution was $50 million, or $0.17 per share, as compared to $88 million, or $0.30 per share, in the third quarter of 1997. Income from operations declined $57 million, or 25 percent, to $172 million. Lower wholesale margins in the West and less favorable hydroelectric conditions contributed to the decrease in operating income.

REVENUES
Total Domestic Electric Operations revenues increased $766 million, or
77 percent, from the third quarter of 1997 to $1.76 billion. This increase was primarily attributable to a $754 million increase in wholesale revenues.

Residential revenues were up $8 million to $192 million. Energy sales volumes increased 3 percent. Growth in the average number of residential customers of
2 percent added $4 million to revenues.   Warmer weather and other customer
usage changes added $3 million to residential revenues. Third quarter 1998 temperatures averaged 4 degrees warmer in July and 2 degrees warmer in September.

Commercial revenues were up $5 million, or 3 percent, to $174 million. Energy sales volumes increased 2 percent over the prior year. Growth in the average number of customers of 2 percent added $5 million to revenues.

Industrial revenues increased $2 million, or 1 percent, to $204 million. Warmer, drier weather resulted in increased irrigation, which added $3 million to industrial revenues.

Wholesale volumes continued to expand with the active markets.  The
$754 million increase in revenues was driven by total energy volumes that more than doubled in 1998 to 34.2 million MWh. Higher short-term and spot market wholesale energy volumes increased revenues by $639 million. Related energy prices averaged $34 per MWh in the quarter, a 44 percent increase over the prior year. The higher prices for these sales added $120 million to revenues in the quarter.

OPERATING EXPENSES
Total operating expenses increased $823 million, or 108 percent, to $1.59 billion in the quarter. This increase was primarily attributable to increased purchased power expense to serve the expanding wholesale market.

Purchased power expense increased $809 million, to $1.18 billion. The higher expense was primarily due to a 19.6 million MWh increase in short-term firm and spot market energy purchases, more than double the amount of purchases in the same period of 1997, which increased purchased power expense $665 million. Short-term firm and spot market purchase prices averaged $34 per MWh in the quarter versus $22 per MWh in 1997, a 56 percent increase. The increase in purchase prices added $145 million to costs. Lower volumes partially offset by higher prices relating to long-term firm purchased power contracts resulted in a $3 million decrease in purchased power costs.

                SHORT-TERM AND SPOT MARKET SALES AND PURCHASES
                ______________________________________________

                                                       1998           1997
                                                     ________       ________

   Total sales volume (thousands of MWh)              30,512         11,485
   Average sales price ($/MWh)                      $  33.71       $  23.46
                                                    ________       ________
         Revenues ($, millions)                     $  1,029       $    269

   Total purchase volume (thousands of MWh)           31,410         11,830
   Average purchase price ($/MWh)                   $  33.99       $  21.77
                                                    ________       ________
         Expenses ($,millions)                      $  1,068       $    258
                                                    ________       ________

              Net ($, millions)                     $    (39)      $     11
                                                    ========       ========

Fuel expense was up $9 million, or 7 percent, to $135 million. Thermal generation increased 4 percent to 13.6 million MWh. The average cost per MWh increased to $9.93 from $9.58 due to increased generation at plants with higher fuel costs. This shift in generation resulted from unscheduled plant outages and higher market prices for generation. Hydroelectric generation decreased 3 percent compared to the third quarter of last year due to lower stream flows.

Depreciation and amortization expense increased $3 million, or 3 percent, to $95 million. Increased plant in service added $2 million.

In July of 1998, the Company withdrew its filings with regulatory bodies of a depreciation study filed in 1997 because in its view regulatory approvals to increase depreciation rates were unlikely. As a result of the decision to withdraw the filing, the Company has ceased recording the increased depreciation expense in the third quarter. During the first six months of 1998, the Company had recorded $8 million in additional depreciation as a result of the study.

Administrative and general expenses increased $2 million, or 2 percent, to $78 million. This increase includes $1 million of expenses relating to Year 2000 issues and $1 million relating to the ongoing implementation of the Company's new SAP software operating environment.

OTHER INCOME/EXPENSE
Income tax expense decreased $20 million, to $34 million, due to the decline in pretax income.

AUSTRALIAN ELECTRIC OPERATIONS

AUSTRALIAN ELECTRIC OPERATIONS THIRD QUARTER RESULTS (In millions):
____________________________________________________

                                                       Change        Change
                                                       Due to        Due to
                                     1998     1997    Currency     Operations
                                     ____     ____     _______     __________
Australian Electric Operations:
______________________________

Revenues                             $149     $185      $(34)           $(2)

Purchased power                       (63)     (82)       14              5

Depreciation and amortization         (14)     (17)        3              -

Other operating expenses              (49)     (48)       11            (12)
                                      ___      ___        __            ___

Income from operations                 23       38        (6)            (9)

Equity in income (losses) of
  Hazelwood                             1        1         -              -

Interest expense                      (14)     (16)        3             (1)

Other income/(expense)                  -        1         -             (1)
                                      ___      ___        __            ___

Income before income taxes             10       24        (3)           (11)


Income taxes                           (3)      (8)       (1)             4
                                       __       __        __              _

Earnings contribution                  $7      $16       $(2)           $(7)
                                       ==      ===       ===            ===

EARNINGS CONTRIBUTION
The Company's Australian Electric Operations contributed earnings of
$7 million, or $0.02 per share, in the third quarter of 1998, compared to $16 million, or $0.05 per share in 1997.
Excluding the impact of currency exchange rate fluctuations, the Company's Australian Electric Operations earnings declined $7 million when compared to 1997.

The currency exchange rate for converting Australian dollars to U. S. dollars was 0.60 in the third quarter of 1998 as compared to 0.74 in 1997, a 19 percent decrease. The effect of this change in exchange rates lowered revenues by $34 million and costs by $32 million in the third quarter of 1998.

The following discussion excludes the effects of the lower currency exchange rate in 1998.

REVENUE
Australia's revenues decreased $2 million, or 1 percent.

The decrease was primarily attributable to declining prices that reduced revenues by $10 million, partially offset by increased energy sales volumes of 100 million kWh, or 3 percent, which added $6 million to revenues and a sales tax reimbursement contract that added $2 million.

Energy volumes sold to contestable customers outside Powercor's franchise area were up 121 million kWh and added $6 million to revenues due to customer gains in New South Wales and $1 million due to customer gains in Victoria. Lower prices for contestable sales reduced revenues by $4 million in 1998. Inside Powercor's franchise area, revenues declined $5 million primarily due to price decreases for contestable customers and $1 million due to decreased volumes of 21 million kWh.

Other revenues increased $2 million, largely due to a sales tax contract reimbursement from the Australian government.

OPERATING EXPENSES
Purchased power expense decreased $5 million, or 6 percent. Lower average prices reduced power costs by $8 million. Prices for purchased power averaged $23 per MWh in the third quarter of 1998 compared to $25 per MWh in the third quarter of 1997. The reduction resulted from competition. The decrease was offset in part by a 4 percent increase in purchased power volumes that added $3 million to costs.

Other operating expenses increased $12 million, or 25 percent. Increased sales to contestable customers outside the Powercor service area resulted in higher network fees of $9 million. This increase was offset in part by higher network revenues of $3 million from customers inside Powercor's franchise area serviced by other energy suppliers. Maintenance decreased $2 million due to the outsourcing of various functions. Administrative and general expenses increased $8 million primarily due to a $4 million adjustment to capitalize new customer connection costs and $2 million of costs capitalized for SAP system development in the third quarter of 1997.

INCOME TAX
Income tax expense decreased due to a reduction in taxable income.

OTHER BUSINESSES

EARNINGS CONTRIBUTION
Other operations reported losses of $27 million in the quarter compared to a loss of $63 million in the same period a year ago. Losses relating to the decision to exit the unregulated energy development businesses totaled
$32 million, or $0.11 per share. Third quarter 1997 included a loss of $65 million, or $0.22 per share, associated with closing foreign currency options and initial option premium costs relating to the Company's offer for TEG.

Results from other operations were benefited by a $14 million after tax increase in interest income and reduced interest expense as the result of cash received from asset sales in 1997.

Earnings form PacifiCorp Financial Services were down $6 million primarily due to the sale of affordable housing properties.

In addition, the other unregulated energy development businesses incurred $7 million of after tax losses, or $0.02 per share, compared to a loss of $2 million, or $0.01 per share, in the third quarter of 1997.

The information included in this press release includes certain forward-looking statements that involve a number of risks and uncertainties that may influence the financial performance and earnings of the Company. There can be no assurance the results predicted will be realized.

The following factors are among those that could cause actual results to differ materially from the forward-looking statements: utility commission practices; economic conditions; weather variations affecting customer usage; energy market competition; environmental, regulatory and tax legislation, including industry restructure and deregulation initiatives; technological developments in the electricity industry; and cost of debt and equity capital. Any forward-looking statements issued by the Company should be considered in light of these factors.

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                        3 Months Ended September 30          $        %
                                            1998           1997            Change   Change
------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations
    (See next page)                   $    1,758,900  $    992,900  $     766,000      77
  Australian Electric Operations
    (See next page)                          149,500       185,400        (35,900)    (19)
  Other Operations (1)                         9,800        29,400        (19,600)    (67)
                                     -----------------------------------------------------

          TOTAL                            1,918,200     1,207,700        710,500      59
                                     -----------------------------------------------------
EXPENSES
  Domestic Electric Operations
    (See next page)                        1,587,400       764,900        822,500     108
  Australian Electric Operations             126,000       147,300        (21,300)    (14)
  Other Operations (1)                        14,400        16,400         (2,000)    (12)
                                     -----------------------------------------------------
          TOTAL                            1,727,800       928,600        799,200      86
                                     -----------------------------------------------------
INCOME FROM OPERATIONS
  Domestic Electric Operations               171,500       228,000        (56,500)    (25)
  Australian Electric Operations              23,500        38,100        (14,600)    (38)
  Other Operations (1)                        (4,600)       13,000        (17,600)   (135)
                                     -----------------------------------------------------
          TOTAL                              190,400       279,100        (88,700)    (32)
Interest expense                              92,500       112,900        (20,400)    (18)
Other (income) expense                        43,800       105,400        (61,600)    (58)
                                     -----------------------------------------------------
Income from continuing operations
  before income taxes                         54,100        60,800         (6,700)    (11)
Income taxes                                  19,500        14,500          5,000      34
                                     -----------------------------------------------------
Income from continuing operations             34,600        46,300        (11,700)    (25)
Discontinued operations (2)                 (122,200)       27,700       (149,900)      *
                                     -----------------------------------------------------
NET INCOME                                   (87,600)       74,000       (161,600)      *
Preferred dividend requirement                 4,800         5,800         (1,000)    (17)
                                     -----------------------------------------------------
EARNINGS CONTRIBUTION (LOSS) ON COMMON STOCK (3)
  Domestic Electric Operations                49,900        87,500        (37,600)    (43)
  Australian Electric Operations               6,500        15,800         (9,300)    (59)
  Other Operations (1)                       (26,600)      (62,800)        36,200      58
                                     -----------------------------------------------------
Continuing operations                         29,800        40,500        (10,700)    (26)
Discontinued operations (2)                 (122,200)       27,700       (149,900)      *
                                     -----------------------------------------------------
          TOTAL                       $      (92,400) $     68,200  $    (160,600)      *
                                     =====================================================

Average common shares outstanding            297,272       296,347            925       -

EARNINGS (LOSS) PER COMMON SHARE -
    BASIC AND DILUTIVE
  Domestic Electric Operations        $         0.17  $       0.30  $       (0.13)    (43)
  Australian Electric Operations                0.02          0.05          (0.03)    (60)
  Other Operations (1)                         (0.09)        (0.21)          0.12      57
                                     -----------------------------------------------------
Continuing operations                           0.10          0.14          (0.04)    (29)
Discontinued operations (2)                    (0.41)         0.09          (0.50)      *
                                     -----------------------------------------------------
          TOTAL                       $        (0.31) $       0.23  $       (0.54)      *
                                     =====================================================
Dividends paid per common share       $         0.27  $       0.27  $           -       -
                                     =====================================================

*  Not a meaningful number.

                                 (See accompanying notes)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                        3 Months Ended September 30          $        %
                                            1998           1997            Change   Change
------------------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                         $      191,800  $    184,100  $       7,700       4
  Commercial                                 173,600       168,700          4,900       3
  Industrial                                 203,500       201,600          1,900       1
  Other                                        8,400         8,100            300       4
                                     -----------------------------------------------------
          Retail sales                       577,300       562,500         14,800       3
  Wholesale sales and market trading       1,164,000       409,700        754,300       *
  Other                                       17,600        20,700         (3,100)    (15)
                                     -----------------------------------------------------
         TOTAL                        $    1,758,900  $    992,900  $     766,000      77
                                     =====================================================

DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                  2,929         2,832             97       3
  Commercial                                   3,250         3,189             61       2
  Industrial                                   5,831         5,572            259       5
  Other                                          181           184             (3)     (2)
                                     -----------------------------------------------------
          Retail sales                        12,191        11,777            414       4
  Wholesale sales and market trading          34,227        15,354         18,873     123
                                     -----------------------------------------------------
          TOTAL                               46,418        27,131         19,287      71
                                     =====================================================

DOMESTIC ELECTRIC EXPENSES (In thousands)
  Fuel                                $      134,800  $    125,400  $       9,400       7
  Purchased  power                         1,174,800       365,900        808,900       *
  Other operations and maintenance           104,500       105,000           (500)      -
  Depreciation and amortization               94,900        91,800          3,100       3
  Administrative and general                  78,400        76,800          1,600       2
                                     -----------------------------------------------------
          TOTAL                       $    1,587,400  $    764,900  $     822,500     108
                                     =====================================================

AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Residential                         $       54,700  $     66,400  $     (11,700)    (18)
  Commercial                                  46,600        50,600         (4,000)     (8)
  Industrial                                  42,400        62,800        (20,400)    (32)
                                     -----------------------------------------------------
          Retail sales                       143,700       179,800        (36,100)    (20)
  Other                                        5,800         5,600            200       4
                                     -----------------------------------------------------
          TOTAL                       $      149,500  $    185,400  $     (35,900)    (19)
                                     =====================================================

AUSTRALIAN ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                    798           777             21       3
  Commercial                                     962           724            238      33
  Industrial                                   1,287         1,445           (158)    (11)
                                     -----------------------------------------------------
          TOTAL                                3,047         2,946            101       3
                                     =====================================================

*  Not a meaningful number.

                                 (See accompanying notes)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                        9 Months Ended September 30          $        %
                                            1998           1997            Change   Change
------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations
    (See next page)                   $    3,867,500  $  2,577,500  $  1,290,000       50
  Australian Electric Operations
    (See next page)                          469,100       546,900       (77,800)     (14)
  Other Operations (1)                        44,000        84,200       (40,200)     (48)
                                     -----------------------------------------------------
          TOTAL                            4,380,600     3,208,600     1,172,000       37
                                     -----------------------------------------------------
EXPENSES
  Domestic Electric Operations
    (See next page)                        3,432,200     1,968,900     1,463,300       74
  Australian Electric Operations             375,300       426,600       (51,300)     (12)

  Other Operations (1)                        48,200        48,000           200        -
                                     -----------------------------------------------------
          TOTAL                            3,855,700     2,443,500     1,412,200       58
                                     -----------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
  Domestic Electric Operations               435,300       608,600      (173,300)     (28)
  Australian Electric Operations              93,800       120,300       (26,500)     (22)
  Other Operations (1)                        (4,200)       36,200       (40,400)    (112)
                                     -----------------------------------------------------
          TOTAL                              524,900       765,100      (240,200)     (31)
Interest expense                             280,800       330,000       (49,200)     (15)
Other (income) expense                       102,900        94,900         8,000        8
                                     -----------------------------------------------------
Income from continuing operations
  before income taxes                        141,200       340,200      (199,000)     (58)
Income taxes                                  42,300       112,600       (70,300)     (62)
                                     -----------------------------------------------------
Income from continuing operations             98,900       227,600      (128,700)     (57)
Discontinued operations (2)                 (160,800)       62,200      (223,000)       *
                                     -----------------------------------------------------

NET INCOME                                   (61,900)      289,800      (351,700)    (121)
Preferred dividend requirement                14,400        18,000        (3,600)     (20)
                                     -----------------------------------------------------
EARNINGS CONTRIBUTION (LOSS) ON COMMON STOCK (3)
  Domestic Electric Operations               108,400       224,300      (115,900)     (52)
  Australian Electric Operations              27,200        44,900       (17,700)     (39)
  Other Operations (1)                       (51,100)      (59,600)        8,500       14
                                     -----------------------------------------------------
Continuing operations                         84,500       209,600      (125,100)     (60)
Discontinued operations (2)                 (160,800)       62,200      (223,000)       *
                                     -----------------------------------------------------
          TOTAL                       $      (76,300) $    271,800  $   (348,100)    (128)
                                     =====================================================

Average common shares outstanding            297,197       295,884         1,313        -

EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTIVE
  Domestic Electric Operations        $         0.37  $       0.76  $      (0.39)     (51)
  Australian Electric Operations                0.09          0.15         (0.06)     (40)
  Other Operations (1)                         (0.18)        (0.20)         0.02       10
                                     -----------------------------------------------------
Continuing operations                           0.28          0.71         (0.43)     (61)
Discontinued operations (2)                    (0.54)         0.21         (0.75)       *
                                     -----------------------------------------------------
          TOTAL                       $        (0.26) $       0.92  $      (1.18)    (128)
                                     =====================================================
Dividends paid per common share       $         0.81  $       0.81  $          -        -
                                     =====================================================

*  Not a meaningful number.

                                 (See accompanying notes)

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                        9 Months Ended September 30          $        %
                                            1998           1997            Change   Change
------------------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                         $      598,300  $    588,600  $      9,700        2
  Commercial                                 495,400       474,900        20,500        4
  Industrial                                 542,200       537,500         4,700        1
  Other                                       23,700        24,100          (400)      (2)
                                     -----------------------------------------------------
          Retail sales                     1,659,600     1,625,100        34,500        2
  Wholesale sales and market trading       2,158,800       893,800     1,265,000      142
  Other                                       49,100        58,600        (9,500)     (16)
                                     -----------------------------------------------------
          TOTAL                       $    3,867,500  $  2,577,500  $  1,290,000       50
                                     =====================================================

DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                  9,385         9,294            91        1
  Commercial                                   9,166         8,811           355        4
  Industrial                                  15,808        15,472           336        2
  Other                                          500           546           (46)      (8)
                                     -----------------------------------------------------
          Retail sales                        34,859        34,123           736        2
  Wholesale sales and market trading          79,019        37,456        41,563      111
                                     -----------------------------------------------------
          TOTAL                              113,878        71,579        42,299       59
                                     =====================================================

DOMESTIC ELECTRIC EXPENSES (In thousands)
  Fuel                                $      356,100  $    339,300  $     16,800        5
  Purchased  power                         2,100,700       786,500     1,314,200        *
  Other operations and maintenance           329,700       345,200       (15,500)      (4)
  Depreciation and amortization              291,700       272,100        19,600        7
  Administrative and general                 240,900       225,800        15,100        7
  Special charges                            113,100             -       113,100        -
                                     -----------------------------------------------------
          TOTAL                       $    3,432,200  $  1,968,900  $  1,463,300       74
                                     =====================================================

AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Residential                         $      156,200  $    186,300  $    (30,100)    (16)
  Commercial                                 148,200       149,800        (1,600)     (1)
  Industrial                                 146,100       181,400       (35,300)    (19)
                                     -----------------------------------------------------
      Energy sales                           450,500       517,500       (67,000)    (13)
  Other                                       18,600        29,400       (10,800)    (37)
                                     -----------------------------------------------------
          TOTAL                       $      469,100  $    546,900  $    (77,800)    (14)
                                     =====================================================

AUSTRALIAN ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                  2,086         2,060            26       1
  Commercial                                   2,926         2,014           912      45
  Industrial                                   3,972         3,899            73       2
                                     -----------------------------------------------------
          TOTAL                                8,984         7,973         1,011      13
                                     =====================================================

                                          September      December            $        %
                                            1998           1997            Change   Change
------------------------------------------------------------------------------------------
CONSOLIDATED CAPITALIZATION (In thousands)
  Common equity                       $    4,004,000  $  4,321,000  $   (317,000)     (7)
  Preferred stock                            241,000       241,000             -       -
  Preferred securities of trusts
    holding solely PacifiCorp debentures     340,000       340,000             -       -
  Long-term debt                           4,381,000     4,414,000       (33,000)     (1)
  Short-term debt                            606,000       555,000        51,000       9
                                     -----------------------------------------------------
          TOTAL                       $    9,572,000  $  9,871,000  $   (299,000)     (3)
                                     =====================================================

* Not a meaningful number.

(1) Other Operations includes the operations of PacifiCorp Financial Services, Inc., Pacific Generation Company (sold Nov. 1997), and several start-up phase ventures, as well as activities of PacifiCorp Group Holdings Company.
(2) Represents the discontinued operations of Pacific Telecom, Inc., a telecommunications subsidiary sold on December 1, 1997, and the natural gas and wholesale electricity trading activities of TPC Corporation and PacifiCorp Power Marketing, respectively.
(3) Earnings contribution on common stock by segment: (a) Does not reflect elimination for interest on intercompany borrowing arrangements, (b) Includes income taxes on a separate company basis, with any benefit or detriment of consolidation reflected in Other Operations, (c) Amounts are net of preferred dividend requirements and minority interest.